Exhibit 10.22

Structure Therapeutics Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Structure Therapeutics Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement (the “Effective Date”) between the Company and the underwriters managing the initial public offering of the Company’s Shares (as defined in the Plan). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $45,000
b.	Non-Executive Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $179,000

2.	Annual Committee Chair Service Retainer:
a.	Chair of the Audit Committee: $15,000
b.	Chair of the Compensation Committee: $10,000
c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $5,000
c.	Member of the Nominating and Corporate Governance Committee: $4,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2023 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s shareholders. All share options granted under this policy will be nonstatutory share options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Shares (as defined in the Plan) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death or cause, the post-termination exercise period will be 12 months from the date of termination).

1.       Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a share option to purchase 90,000 Shares (the “Initial Grant”). Each Initial Grant will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2.       Annual Grant: On the date of each annual shareholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such annual shareholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a share option to purchase 45,000 Shares (the “Annual Grant”). Each Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date immediately prior to the date of the Company’s next annual shareholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Company’s annual shareholder meeting, upon the Company’s first annual shareholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual shareholder meeting.

3.       Accelerated Vesting: Notwithstanding the foregoing, each Initial Grant and Annual Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service (as defined in the Plan) through the date of such Change in Control.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.